Exhibit (d)(1)(iii)

November 5, 2019

Voya Equity Trust

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

By this letter dated November 5, 2019, we have agreed to waive a portion of the management fee payable to us under the Investment Management Agreement, dated November 18, 2014, as amended and restated on May 1, 2015 (the “Agreement”), between Voya Investments, LLC (“VIL”) and Voya Equity Trust (“VET”), with respect to Voya Small Company Fund II (to be renamed Voya Small Company Fund) (the “Fund”), a series of VET.  By this letter, we agree to waive that fee for the period from November 5, 2019 through October 1, 2021.

We will waive 0.020% of the management fee payable to us for the Fund, as reflected in the schedule set forth below.

Series	Management Fee Waiver (as a percentage of average daily net assets)
Voya Small Company Fund II (to be renamed Voya Small Company Fund)	0.020%

VIL acknowledges that any fees waived during the term of this Agreement shall not be eligible for recoupment at any time in the future.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of VET.

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Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

		By:	/s/ Todd Modic
Todd Modic
Senior Vice President
Voya Investments, LLC

Agreed and Accepted:
Voya Equity Trust
(on behalf of the Funds)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President